U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Williams                          Douglas              L.
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     (Last)                            (First)              (Middle)

     650 Madison Avenue
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                                    (Street)

     New York                      NY                     10022
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     (City)                        (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     4/12/2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Polo Ralph Lauren Corporation (RL)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Group President, Global Business Development
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
====================================================================================================================================
Class A Common Stock                           3,000                      D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Option Issued Pursuant to   (1)     6/11/2007       Class A Common Stock    29,000           $26.00           D
  Issuer's 1997 Long-Term
  Stock Option Plan
  (Right to Buy)

Option Issued Pursuant to   (2)     6/11/2008       Class A Common Stock    12,000        $28.21875           D
  Issuer's 1997 Long-Term
  Stock Option Plan
  (Right to Buy)

Option Issued Pursuant to   (3)     6/11/2009       Class A Common Stock   142,000          $19.125           D
  Issuer's 1997 Long-Term
  Stock Option Plan
  (Right to Buy)

Option Issued Pursuant to   (4)     10/1/2009       Class A Common Stock    58,000        $17.71875           D
  Issuer's 1997 Long-Term
  Stock Option Plan
  (Right to Buy)
====================================================================================================================================

Explanation of Responses:

(1) The option vests and becomes exercisable in three equal annual installments beginning on June 11, 1998.

(2) The option vests and becomes exercisable in three equal annual installments beginning on June 11, 1999.

(3) The option vests and becomes exercisable in three equal annual installments beginning on June 11, 2000.

(4) The option vests and becomes exercisable in three equal annual installments beginning on October 1, 2000.


/s/ Douglas L. Williams                                      April 17, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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